Exhibit 23.1

Consent Of Independent Auditors

The Board of Directors
Ryan’s Family Steak Houses, Inc.:

We consent to incorporation by reference in the following Registration Statements of our report dated January 30, 2004, with respect to the consolidated balance sheets of Ryan’s Family Steak Houses, Inc. as of December 31, 2003 and January 1, 2003, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 31, 2003, which report is included in the 2003 annual report on Form 10-K of Ryan’s Family Steak Houses, Inc.

Form S-8

No. 33-15924	—	Ryan’s Family Steak Houses, Inc. 1987 Stock Option Plan

No. 33-53834	—	Ryan’s Family Steak Houses, Inc. 1991 Stock Option Plan

No. 333-67165	—	Ryan’s Family Steak Houses, Inc. 1998 Stock Option Plan

No. 333-105306	—	Ryan’s Family Steak Houses, Inc. 2002 Stock Option Plan

Greenville, South Carolina
March 15, 2004